Exhibit 99.1

December 29, 2014

Greg Maffei to continue as President and CEO of Liberty Interactive and Liberty Media Corporations

ENGLEWOOD, Colo.—(BUSINESS WIRE)—Liberty Interactive Corporation (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) and Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) announced today that their respective Boards of Directors have approved new employment arrangements with President and CEO Gregory B. Maffei that are intended to secure his services through 2019.

“We are extremely pleased that Greg will continue in his leadership role for another five years,” said John Malone, Chairman of Liberty Interactive and Liberty Media. “His creativity and strategic vision have been transformational and have created tremendous shareholder value since he joined us in 2005.”

“I am thrilled to continue in my role at Liberty,” said Greg Maffei, Liberty Interactive and Liberty Media President and CEO.  “I want to thank John and the Board members for the support I have received as we have made significant investments and transformative changes.  Today, Liberty has a portfolio of businesses that are very well-positioned for the digital mobile era, led by great management teams, with the resources to be opportunistic in the future.”

Forms 8-K summarizing the arrangements were filed today with the Securities and Exchange Commission.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups:  the QVC Group and the Liberty Ventures Group.  The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive’s subsidiary, QVC, Inc., and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the QVC Group, including its interest in Expedia, its subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, LMC Right Start and Evite, and minority interests in Time Warner, Time Warner Cable, Lending Tree and Interval Leisure Group.

About Liberty Media Corporation

Liberty Media Corporation (Nasdaq: LMCA, LMCB, LMCK) operates and owns interests in a broad range of media, communications and entertainment businesses, including its subsidiaries SiriusXM and Atlanta National League Baseball Club, Inc., its interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Interactive and Liberty Media Corporation
Courtnee Ulrich, 720-875-5420

Source: Liberty Interactive and Liberty Media Corporation